Exhibit 5.1

[Dillon Eustace Letterhead]

Perrigo Company plc

33 Sir John Rogerson’s Quay

Dublin 2

Ireland

December 19, 2013

Legal Opinion regarding Form S-8 Registration Statement under the Securities Act of 1933 (as amended) of the United States in respect of Perrigo Company plc

Dear Sirs

We act as Irish Counsel to Perrigo Company plc (the “Company”), a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of 6,749,476 ordinary shares of the Company, nominal value €0.001 per share (the “Ordinary Shares”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended.

The plans under which the Ordinary Shares are issuable and the obligations payable are i) the Perrigo Company 2013 Long-Term Incentive Plan; ii) the Perrigo Company 2008 Long-Term Incentive Plan; iii) the Perrigo Company 2003 Long-Term Incentive Plan (collectively, the “Stock Plans”); and iv) the Perrigo Company Profit-Sharing and Investment Plan (the “PSI Plan”, and together with the Stock Plans, the “Plans”).

Pursuant to the Transaction Agreement, dated July 28, 2013 (the “Transaction Agreement”), among the Company, Elan Corporation, plc (“Elan”), Perrigo Company (“Perrigo”), Leopard Company, a wholly owned subsidiary of the Company (“Leopard”), and Habsont Limited, (a) the Company acquired Elan pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) Leopard merged with and into Perrigo, with Perrigo as the surviving corporation in the merger (collectively, the “Transactions”). For the purposes of this Opinion, we have assumed that as a result of the Transactions, the Company has adopted and assumed the Stock Plans as plan sponsor, and participants in the PSI Plan will be permitted to invest participant contributions under the PSI Plan in a fund holding Ordinary Shares, which Ordinary Shares may be acquired by the PSI Plan directly from the Company or in open-market purchases.

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatories and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities on the terms of the Plans. We have further assumed that at each time Ordinary Shares will be issued, the Company will then have sufficient authorised but unissued share capital to allow for the issue of such Ordinary Shares and that the Ordinary Shares will be issued in accordance with the Plans.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that;

a) the Ordinary Shares have been duly authorised and when issued, in accordance with the respective Plans will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”) (expect for Ordinary Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations); and

b) in any proceedings taken in Ireland for the enforcement of the Plans, the choice of the Federal Law of the United States of America and the internal laws of the State of Michigan as the governing law of the contractual rights and obligations of the parties under the applicable Plans would be upheld by the Irish Courts unless it were considered by the Irish courts to be contrary to public policy, made in bad faith or otherwise illegal or unlawful.

In rendering this opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as of the date hereof.

We hereby consent to the filing of this Opinion with the United States Security and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully

/s/ Dillon Eustace

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